Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. “[____]” OR “[REDACTED]” INDICATES THAT INFORMATION HAS BEEN OMITTED.

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (the "Lease") is made as of this 11th day of May, 2020, by and between [REDACTED], a Pennsylvania limited liability company, with an office located at [REDACTED] (the "Lessor") and SHARPS COMPLIANCE, INC. OF TEXAS, a Texas corporation qualified to do business in the Commonwealth of Pennsylvania, with offices located at 9220 Kirby Drive, Suite 500, Houston, Texas 77054 (the "Lessee").

W I T N E S S E T H:

WHEREAS, Lessor is the fee simple owner of certain real property containing approximately 16.01 acres, located at, and known as, Parcel Nos. [REDACTED] (the "Park"), Pittston Township, Luzerne County, Pennsylvania, as more particularly described on Exhibit "A" attached hereto and made a part hereof (as such real property may be expanded or re-configured, from time to time, by the Lessor, the "Real Property"); and

WHEREAS, the Real Property is improved with, inter alia, a commercial building containing one hundred forty-seven thousand (147,000) rentable square feet of space, as shown by the shaded area on Exhibit "B" attached hereto and made a part hereof (as such building may be expanded or re-configured, from time to time, by the Lessor, the "Building"); and

WHEREAS, the Lessor desires to lease to the Lessee a portion of the Building, said portion containing fifty-two thousand fourteen (52,014) useable square feet, as shown by the shaded area on Exhibit "C" attached hereto and made a part hereof (the "Leased Premises"), upon the terms and conditions hereinafter contained; and

WHEREAS, the Lessor desires to permit the Lessee to utilize (i) a portion of the Real Property approximately as shown by the shaded area on Exhibit "D" attached hereto and made a part hereof for the Lessee's use for the parking of twenty-four (24) automobiles (as such area may be re-configured, from time to time, by the Lessor, provided that (a) the re-configured spaces are within close proximity to the Leased Premises as currently shown on Exhibit “D”, the "Parking Area" and (b) the Lessor will enforce the Lessee’s exclusive use of the Parking Area), and (ii) another portion of the Real Property approximately as shown by the shaded area on Exhibit "E" attached hereto and made a part hereof for the Lessee's use for purposes of vehicular and pedestrian ingress and egress (as such area may be re-configured, from time to time, by the Lessor, the "Access Area"), all upon the terms and provisions hereinafter contained; and

WHEREAS, the Lessee desires to lease the Leased Premises from the Lessor and to utilize the Parking Area and the Access Area, all upon the terms and provisions hereinafter contained.

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) to each in hand paid, the receipt of which is hereby acknowledged, and the mutual covenants, promises and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged between the parties, the Lessor and Lessee, intending to be legally bound, hereby agree as follows:

1.Lease and Use of Leased Premises; Use of the Parking Area and the Access Area.

(a)Lessor does hereby demise and let unto the Lessee the Leased Premises and the Lessee does hereby hire and rent from the Lessor the Leased Premises upon the terms and conditions set forth in this Lease. The use of the Leased Premises by Lessee shall be only for general office space and for use as a warehouse/distribution center for the warehousing, distribution and assembly of new, unused (i) medical waste containers and mail-back system kits, (ii) IV Poles, and (iii) various containers and other non-hazardous materials used in its business and supplied to its customers. All of such uses shall be subject to the covenants, terms and conditions hereinafter contained and any covenants, conditions or restrictions imposed by the Park. Anything contained in this Lease to the contrary notwithstanding, the Lessor (and not the Lessee) shall have exclusive control over, and use of, the rooftop of the Building and Lessor may, at its option, utilize the same for any purposes that do not interfere with the Lessee’s use and enjoyment of, or Lessee’s operations within, the interior space of the Leased Premises. Such Lessor’s rights shall include, but shall not be limited to, the installation of solar panels, antennae and telecommunication dishes and so forth. The Lessee shall have no right to use or access the roof of the Building for any purpose whatsoever without Lessor’s prior written consent. Consistent with the provisions of Paragraph 9 of this Lease, the Lessor shall be responsible for all structural repairs to, and replacement of, the roof; provided, however, certain maintenance costs and expenses associated with the routine maintenance and preventative maintenance of the roof shall be charged to Lessee as provided for elsewhere in this Lease.

(b)The Lessee shall have exclusive use of the Parking Area but only for the parking of automobiles and no trucks may be parked in, or utilize, the Parking Area, and the Lessee may utilize the Access Area only for vehicular and pedestrian ingress and egress. The Parking Area may be re-configured, from time to time, by the Lessor, provided that (a) the re-configured spaces are within close proximity to the Leased Premises as currently shown on Exhibit “D” and (b) the Lessor will enforce the Lessee’s right to exclusively use the Parking Area. The Lessee shall not park, nor allow its agents, employees, visitors or invitees to park, within the Access Area at any time and the Access Area shall be kept open and accessible at all times to provide vehicular and pedestrian access to and through the Real Property; provided, however, that Lessee shall be allowed to park trucks and trailers in the loading apron area of the Access Area for the purposes of storage, loading and unloading and shipping product to its customers.

(c)The Lessee covenants and agrees that its use of the Leased Premises, the Access Area and the Parking Area shall not in any way unreasonably disturb or interfere with the use and enjoyment thereof by the Lessor or other tenant(s) of the remaining portions of the Building. The Lessee shall not utilize within the Leased Premises any equipment or machinery which would generate noise or vibration which could be heard or felt outside of the Leased Premises.

2.Term. The term of this Lease (the "Term") shall be for a period of sixty-two (62) months commencing on that date which is approximately one hundred and five (105) days following the final execution of this Lease by both parties, but the exact date shall be that date upon which the Lessor has substantially completed the construction of the Lessor's Improvements (hereinafter defined) (the "Commencement Date") and expiring at 12:00 midnight on that date which is the day immediately preceding the sixty-two (62) month anniversary of the Commencement Date (the "Termination Date"). As hereinabove set forth, the Commencement Date shall be that date upon which the Lessor has substantially completed the construction of the Lessor’s Improvements; provided, however, if the Lessee constructs, or causes to be constructed, any alterations to, or additional improvements in, the Leased Premises (other than the Lessor’s Improvements) during the Lessor’s construction of the Lessor’s Improvements, or if the Lessee approves or executes any Work Orders or Change Orders with respect to the Lessor’s Improvements or the Lessee’s Improvements (hereinafter defined), and if the construction of such alterations or additional improvements (or the approval or execution of any Work Orders or Change Orders) causes a delay in, or interferes in any way with, the Lessor’s construction of the Lessor’s Improvements or the Lessor’s sequencing with respect to its construction thereof, then the Commencement Date under this Lease shall be that date upon which the Lessor would have substantially completed the construction of the Lessor’s Improvements had no such delay or interference on the part of the Lessee occurred irrespective of the date upon which the substantial completion of the construction of the Lessor’s Improvements actually occurs. For purposes of this Lease, "substantially completed" or "substantial completion" shall mean that (i) the Lessor's Improvements have been constructed by the Lessor substantially in accordance with the Plans and Specifications (hereinafter defined) attached as Exhibit "F" to this Lease and made a part hereof to such an extent so as to reasonably permit the Lessee to commence the construction of the Lessee's Improvements (hereinafter defined) in the Leased Premises, subject to the subsequent completion by Lessor of any punch list items with respect to the Lessor's Improvements; provided, however, if the Lessee occupies any portion of the Leased Premises for the purposes described in Paragraph 1(a) above and begins business operations therefrom, then such occupancy shall be conclusive evidence that the Lessor's Improvements have been "substantially completed". Upon the Lessor's substantial completion of the Lessor's Improvements, the Lessor and the Lessee shall jointly conduct a walk-through inspection of the Leased Premises and jointly prepare a "punch list" of the Lessor's Improvements that will need to be completed or repaired and the Lessor shall, promptly after the preparation of the "punch list" (but in no event more than thirty (30) days thereafter, subject, however, to any delays attributable to the Lessee or to Force Majeure (hereinafter defined)), complete the items thereon. Anything contained herein to the contrary notwithstanding, the above-referenced Commencement Date is a target date only and the Lessor shall have no liability for failing to substantially complete the construction of the Building or the Lessor's Improvements by such target date. The foregoing notwithstanding, the Lessor shall permit the Lessee to have access to an agreed upon portion of the Leased Premises (i) as soon as practical following execution of this Lease to store Lessee’s racking materials, and (ii) approximately forty-five (45) days prior to the Commencement Date for the purpose of permitting the Lessee to install the Lessee’s Improvements (hereinafter defined) and equipment into the Leased Premises and for other non-operational use, including, but not limited to, racking installation, inventory deliveries and stocking, and facility and office preparation; provided, however, such access by the Lessee into the Leased Premises prior to the Commencement Date shall be subject to the following qualifications and limitations: (a) the Lessee shall have such access only to that portion of the Leased Premises within which the Lessor has completed the construction of the Lessor’s Improvements; (b) the Lessee shall provide to the Lessor, prior to the Lessee’s access, acceptable certificates of all insurance policies which the Lessee is required to obtain under this Lease; (c) the Lessee’s access, prior to such Commencement Date, shall be coordinated with the Contractor (hereinafter defined) in order to minimize any interference with the Lessor’s construction of the Leased Premises and the Lessor’s Improvements therein; and (d) the Lessee shall enter the Leased Premises and install the Lessee’s Improvements and equipment therein prior to the Commencement Date at its sole risk, cost and expense and the Lessee shall abide by all of the terms and provisions of this Lease (except for the payment of Minimum Rent attributable to that period of time prior to the Commencement Date) and the Lessee shall indemnify, defend and hold the Lessor harmless from and against any damages, costs, expense or claims incurred by the Lessor arising out of the Lessee’s entry into the Leased Premises prior to the Commencement Date. Because the Lessee has access to the Leased Premises prior to the Commencement Date, should Lessee utilize the Leased Premises and consume Utilities (hereinafter defined) outside of the Lessor’s normal business hours during which Lessor is constructing the Lessor’s Improvements, the Lessee shall be responsible for the payment of its reasonably allocated fair share of the cost. Upon the Termination Date, this Lease shall terminate and the Lessee shall surrender the Leased Premises to the Lessor in accordance with the terms and conditions of this Lease. Possession of the Leased Premises shall be delivered to the Lessee on the Commencement Date in a substantially completed condition with respect to the Lessor's Improvements ordinary war and tear excepted, as set forth in Paragraph 18 of this Lease.

3.Minimum Rent. Lessee shall pay to Lessor as minimum rent (the "Minimum Rent") the following:

(a)Commencing on the Commencement Date and continuing thereafter during the next twelve (12) months through the day immediately preceding the first (1st) anniversary of the

Commencement Date, the total sum of Two Hundred Ninety-Nine Thousand Thirty-One and 51/100 Dollars ($299,031.51), which shall be payable in equal monthly installments of Twenty-Four Thousand Nine Hundred Nineteen and 29/100 Dollars ($24,919.29) each, based upon an annual Minimum Rent of Five and 73/100 Dollars ($5.73) per square foot multiplied by 52,187 rentable square feet (52,014 useable square feet plus Lessee’s Proportionate Share (hereinafter defined) of the Mechanical Room as described in Paragraph 3(d), which is 173 rentable square feet). The foregoing notwithstanding, provided that the Lessee is not in breach of any of its obligations under this Lease and, provided further, that no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a breach or default of the Lessee under this Lease, then and in such event, the Minimum Rent attributable only to the first (1st) two (2) months of the Term immediately following the Commencement Date (the "Abatement Period"), in the amount of Forty-Nine Thousand Eight Hundred Thirty-Eight and 59/100 Dollars ($49,838.59), shall be abated and the Lessee shall have no responsibility for the payment of the Minimum Rent only during the Abatement Period. Accordingly, provided that the Lessee is not in breach of any of its obligations under this Lease and, provided further, that no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a breach or default of the Lessee under this Lease, then and in such event, the Lessee's first (1st) monthly payment of Minimum Rent shall be due and payable on the first (1st) day immediately following the Abatement Period (i.e., at the beginning of the third (3rd) month of the Term). The abatement of Minimum Rent during the Abatement Period shall apply only to the Minimum Rent and, during the Abatement Period, the Lessee shall be responsible for the payment of all Additional Rent (hereinafter defined). In lieu of an abatement of Minimum Rent for the two (2) month Abatement Period following the Commencement Date as hereinabove set forth, the Lessor may, in the alternative and at its option, elect to pay the Lessee, on the Commencement Date, the sum of Forty-Nine Thousand Eight Hundred Thirty-Eight and 59/100 Dollars ($49,838.59) as a Minimum Rent credit for such two (2) month Abatement Period (the "Minimum Rent Credit"). In such event, if the Lessor elects to pay to the Lessee the Minimum Rent Credit on the Commencement Date, then, in such event, and upon the Lessee's receipt of the Minimum Rent Credit from the Lessor, the Lessee's obligation to pay the Minimum Rent shall commence on the Commencement Date and the Lessee shall pay to the Lessor the first (1st) month's payment of Minimum Rent on the Commencement Date and on the first (1st) day of each calendar month thereafter and the Lessee shall not then be entitled to any abatement of Minimum Rent whatsoever.

(b)In lieu of any increases in the Minimum Rent due to increases in the Consumer Price Index, commencing on the first (1st) anniversary of the Commencement Date and continuing thereafter on each anniversary date thereof, through the Termination Date (each of said dates is hereinafter referred to as an "Adjustment Date"), the Minimum Rent shall be increased by adding to the Minimum Rent which was in effect for the lease year immediately preceding the applicable Adjustment Date (as such Minimum Rent is expressed on a per square foot basis) that amount which is determined by multiplying the annual Minimum Rent which was in effect for the lease year immediately preceding the applicable Adjustment Date (as such Minimum Rent is expressed on a per square foot basis) by two percent (2%) as shown in the following Minimum Rent table:

Months of the Term	Annual Minimum Rent Per Sq Ft	Monthly Minimum Rent	Aggregate Annual Minimum Rent
1 through 12 *	$5.73	$24,919.29	$299,031.51
13 through 24	$5.84	$25,397.67	$304,772.08
25 through 36	$5.96	$25,919.54	$311,034.52
37 through 48	$6.08	$26,441.41	$317,296.96
49 through 60	$6.20	$26,963.28	$323,559.40
61 through 62	$6.32	$27,485.15	N/A

*Provided that the Minimum Rent shall be abated during the Abatement Period (i.e., the first (1st) two (2) months of the Term) pursuant to Paragraph 3(a).

(c)The Lessee's obligation to pay Rent under this Lease is an independent covenant of the Lessee separate and distinct from any of the Lessor's obligations under this Lease and in each instance, the Minimum Rent shall be payable in advance, without prior notice or demand and without any right of offset of the Lessee, at the address of the Lessor, on the first (1st) calendar day of each month, the first of such monthly installments to be payable at the beginning of the third (3rd) month of the Term (i.e., immediately following the Abatement Period). Additional Rent shall initially be based on the annual Budget (hereinafter defined) estimate, as provided in Paragraph 8(c), payable in advance without prior notice or demand and without any right of offset of the Lessee, at the address of the Lessor, on the first (1st) calendar day of each month, the first of such monthly installments to be payable on the Commencement Date. All Rent payments are to be made by the first (1st) day of each month (other than the first payment which shall be payable on the Commencement Date) via an Automated Clearing House (“ACH”) transaction. In the event that any Minimum Rent or Additional Rent (as hereinafter defined) (the Minimum Rent and the Additional Rent are hereinafter collectively referred to as the "Rent") is not received by Lessor on the date set forth for payment, then Lessee shall pay to Lessor (i) a late fee equal to five percent (5%) of the delinquent installment of Rent (the "Late Fee"), (ii) interest on such delinquent installment at a rate equal to the "Prime Rate of Interest" published from time to time in the "Money Mart" Section of The Wall Street Journal (the "Prime Rate") plus five percent (5%) from the date that such installment was due through the date that such installment is actually received by the Lessor (the "Late Interest"), and (iii) all reasonable costs and charges incurred by Lessor in connection with its collection of the late payment (collectively, the "Late Costs"), all of which shall be due under this Lease as, and shall become, Additional Rent. If any month of the Term is less than a full calendar month, then the Rent shall be pro-rated for the actual number of days in such month. The foregoing notwithstanding, the Lessor hereby agrees to waive its right to collect the Late Fee and the Late Interest only two (2) times in any period of twelve (12) consecutive months during the Term of this Lease if the Lessor receives the delinquent installment of Rent from the Lessee within ten (10) days following the date upon which the Lessor has provided the Lessee with a written notice stating that the Lessor has not received the installment of Rent when due.

(d)Anything contained in this Lease to the contrary notwithstanding, the Lessor and the Lessee hereby acknowledge and agree that the Leased Premises contains 52,014 useable square feet of space. The Building also contains a "Mechanical Room" servicing the entire Building, which "Mechanical Room" contains four hundred eighty-six (486) square feet of space and is shown as the shaded area on Exhibit "C-1" attached hereto and made a part hereof (the "Mechanical Room"). The Lessor and the Lessee hereby further acknowledge and agree that the Lessee shall be responsible for the payment of its Proportionate Share of the Minimum Rent and the Additional Rent with respect to the Mechanical Room [which is 173 square feet or 35.50% (the “Lessee’s Proportionate Share”)] and, therefore, the Lessee's rentable square footage shall be 52,187 rentable square feet (i.e., 52,014 useable square feet plus 173 square feet of the total number of square feet contained in the Mechanical Room). Accordingly, the Lessee's Minimum Rent and Additional Rent shall be based upon 52,187 rentable square feet and the Lessee shall, therefore, be responsible for its Proportionate Share of the Additional Rent attributable to the Mechanical Room. For clarification purposes, the parties agree that no part of the Mechanical Room is located within the useable square footage of the Leased Premises.
4.Security Deposit. The Lessor has agreed to waive its standard Security Deposit and, therefore, the Lessee shall not be required to deliver a Security Deposit to the Lessor; provided, however, the Lessor's waiver of the Security Deposit shall in no way whatsoever relieve the Lessee from the full and faithful performance of Lessee's obligations under this Lease and for the payment of repairing any damages to the Leased Premises, the Parking Area, the Access Area or the Building which arise during this Lease and for which the Lessee is liable hereunder.

5.Property Taxes.

(a)The Lessee shall pay to the Lessor its Proportionate Share (hereinafter defined) of any and all real property taxes and assessments [including all service fees paid to any governmental or quasi-governmental entity] attributable to the Building and the Real Property payable for the Term of this Lease including, but not limited to, taxes resulting from any increases in the assessed value of, or for improvements made to, the Building and the Real Property (collectively, the "Property Taxes"). The Lessee's "Proportionate Share" shall be that percentage derived by dividing its rentable square feet of space (i.e., 52,187 rentable square feet) by the total number of rentable square feet of space contained, from time to time, in the Building (i.e., 147,000 rentable square feet) and, therefore, the Lessee's Proportionate Share, as of the date of this Lease, is thirty-five and fifty one-hundredths percent (35.50%). The Lessee's Proportionate Share of such Property Taxes shall be payable by Lessee, as Additional Rent to Lessor, at the Lessor's option, either: (i) within thirty (30) days following written notice of the total amount thereof from Lessor to Lessee, or (ii) in twelve (12) equal monthly installments pursuant to the Property Tax Budget (hereinafter defined) as hereinafter set forth. The Lessor shall provide to the Lessee a copy of the bill or invoice for such Property Taxes which Lessor receives from the applicable taxing authority, together with a written explanation indicating in reasonable detail the manner in which the Lessor calculated the amount of Property Taxes due by the Lessee pursuant to this Paragraph 5. Anything contained in this Lease to the contrary notwithstanding, the Lessor and Lessee hereby acknowledge and agree that the Real Property has been designated and approved to be included in the Local Economic Revitalization Tax Assistance Act ("LERTA") by the applicable taxing bodies. Pursuant to the provisions of LERTA, the Property Taxes attributable to the “improvements” only on the Real Property (but not the Property Taxes attributable to the “land”) are to be abated for a period of ten (10) years following the completion of the construction of such improvements. Accordingly, the Lessor and the Lessee anticipate that the Property Taxes applicable to the improvements on the Real Property (and not the land portion of the Property Taxes) shall be abated for such a ten (10) year period. The Lessor, however, makes no representation or warranty (except as expressly covenanted by the Lessor under this Paragraph 5(a) of this Lease) with respect to LERTA, the benefits to be derived therefrom, the construction thereof or the further applicability thereof to the Real Property or the Lessee. The Lessor hereby covenants and agrees that the Lessor shall promptly pay all of its taxes, and will promptly perform all other acts and submit all applications, if any, that it is required to pay, perform and submit respectively in order to timely submit, if any, so that the LERTA benefits with respect to the Real Property are not lost due to any act, or failure to act, on the part of the Lessor.

(b)If the Lessor elects, at any time during the Term, to provide the Lessee with a budget of the annual Property Taxes based upon the current, anticipated, or prior year's, tax bill (the "Property Tax Budget"), the Property Tax Budget shall set forth the Lessor's projection of the Property Taxes which the Lessor anticipates for the current year of the Term. The Lessor's preparation of the Property Tax Budget shall be the Lessor's good faith estimate thereof only and the Lessee shall be responsible for the full payment of any and all actual Property Taxes irrespective of the amounts therefor set forth in the Property Tax Budget. If the Lessor elects to prepare a Property Tax Budget as hereinabove set forth, then the Lessee shall pay to the Lessor on the first (1st) day of each calendar month during the Term one-twelfth (1/12th) of the amount set forth in the Property Tax Budget. As soon as reasonably practicable after the Lessor's receipt of the actual tax bill, the Lessor shall provide the Lessee with an invoice indicating the difference between the amount of Property Taxes actually due and the amount paid thereon by the Lessee pursuant to the Property Tax Budget. The Lessee shall, within thirty (30) days after the Lessee's receipt of such invoice, pay to the Lessor any amount set forth therein which represents an underpayment of the amount of Property Taxes actually due. If, however, the amount paid by the Lessee toward all of the Property Taxes pursuant to the Property Tax Budget exceeds the actual amounts therefor, then the Lessor shall credit such excess amount against the Lessee's next monthly payment(s) of the budgeted

Property Taxes unless such refund would occur following the Termination Date, in which event the Lessor will promptly refund such overpayment to the Lessee.

(c)If, at any time during the Term, (i) a surcharge, fee, excise or tax is levied or imposed upon utilities consumed at, or waste discharged from, the Leased Premises, or upon parking spaces which are a part of the Parking Area, or for any governmental service furnished to the Building, the Real Property or persons visiting or occupying the same; or (ii) the method of taxation of real property is changed from the method in existence on the date of this Lease, so that real estate taxes are replaced by one or more other types of alternative tax (collectively hereinafter referred to as "Replacement Taxes"); then, at the Lessor’s option, the Lessee shall pay either to the governmental body involved, or to the Lessor, as Additional Rent, its Proportionate Share of the amount of such (A) surcharge, fee, excise or tax on utilities, waste, parking spaces or governmental services; and (B) such Replacement Taxes. Nothing herein contained is intended to require the Lessee to pay any tax levied, assessed or imposed upon Lessor based upon Lessor's net income, excise profits or net taxable revenues or receipts.

6.Insurance.

(a)Liability Insurance. The Lessee, at its sole cost and expense, shall secure and maintain throughout the Term general public liability insurance issued by a reputable insurance company licensed to issue such insurance in the Commonwealth of Pennsylvania and insuring both Lessor and Lessee against death and personal injuries to one or more persons in the amount of Three Million Dollars ($3,000,000.00) (provided, however, the aforesaid amount shall be increased, from time to time, during the Term to reflect increases in the rate of inflation) with respect to property damage/bodily injury or death to one or more persons in any one occurrence in connection with Lessee's use and occupancy of the Leased Premises and the Lessee's use of the Parking Area, the Access Area and the Real Property and irrespective of whether such liability arises as a consequence of the negligence of Lessor, its agents, servants or employees. Lessee shall, prior to the Commencement Date, furnish to Lessor a certificate of the insurance company issuing such insurance evidencing such coverage with the Lessor included as an additional named insured and such certificate shall contain a provision to the effect that such coverage may not be canceled, materially changed or not renewed without at least thirty (30) days' prior written notice to Lessor. The foregoing notwithstanding, the Lessor may, at its option, also secure and maintain general public liability insurance with respect to the common areas of the Building and the Real Property, if any, and, in such event, the Lessee shall be responsible for the payment to the Lessor of the Lessee's Proportionate Share of the total premiums for such insurance.

(b)Casualty Insurance. The Lessor shall secure and maintain throughout the Term fire, casualty and extended coverage insurance covering the Building and the Leased Premises including all improvements now or hereafter made thereto, for no less than eighty percent (80%) of the replacement cost thereof, together with any other insurance policies which are commercially reasonable and obtained by the Lessor. Lessee shall, however, pay to the Lessor, as Additional Rent, within thirty (30) days following notice of the amount due from Lessee to Lessor, the Lessee's Proportionate Share of the total premium due for such insurance with respect to the entire Building. The foregoing notwithstanding, the above-described casualty insurance shall not be used for the purposes of covering damages to the Building or the Leased Premises caused by, or attributable to, the Lessee in its use thereof (including, but not limited to, damage to structural columns or outside walls caused by the operation of Lessee’s equipment or vehicles). In addition, the Lessee shall, at its sole cost and expense, be responsible for, and pay the cost of, fire and extended coverage insurance on all contents located within the Leased Premises including, but not limited to, trade fixtures and equipment. Lessee further agrees to install in the Leased Premises, fire extinguishers, or any other devices, as is required by Lessor's insurance carrier and local building codes prior to the occupancy of the Leased Premises and further agrees that in the event the insurance company or local building codes should require change in the nature of this equipment, Lessee will effect such changes at Lessee's sole cost and expense.

7.Utilities. The Lessee shall pay all bills, when due, which may be incurred during the Term for all utilities and utility-related services to the Leased Premises including, without limitation, all light, electric power, gas/propane, heat, water (including potable and fire sprinkler water), sewer, storm sewer, trash removal, telephone, cable and any and all other charges or fees for utilities and/or utility services imposed by any governmental or quasi-governmental entity, authority or utility provider (collectively the "Utilities") and any and all other fees, costs, expenses or charges applicable to all Utilities consumed by the Lessee or applicable to the Leased Premises. In addition, the Lessee shall pay, when due, its Proportionate Share of all bills which may be incurred for all Utilities to the common areas of the Building (if any), the Parking Area, the Access Area and the Real Property. If the Utilities to the Leased Premises are separately-metered, then the Lessee shall pay all bills therefor when due directly to the utility company providing such Utilities and if the Utilities are not separately-metered, then the Lessee shall pay to the Lessor its Proportionate Share thereof. Should the Lessee fail to pay any bills as aforesaid, the Lessor shall have the right, after providing written notice to the Lessee and Lessee's failure to pay the same within ten (10) days after the date of Lessor's notice, to pay the same, and the amount so paid shall be chargeable to the Lessee as Additional Rent and shall be paid immediately with interest allowable at the Prime Rate plus five percent (5%), from the date of such payment by the Lessor. Except as otherwise hereinafter set forth, all of the Utilities to the Leased Premises shall be either (i) separately-metered and billed directly to the Lessee by the utility company(ies) providing such utility(ies), in which case, the Lessee shall pay the utility company(ies) directly, or (ii) sub-metered (through an “Emon Demon” or other type of sub-meter) to measure the consumption of such utility(ies) within the Leased Premises, in which case, the Lessee shall pay to the Lessor the Lessee’s applicable share of such utility(ies) for the Leased Premises as determined by such sub-meter, or (iii) determined by the utility service provider(s) based upon its fee or rate schedule, in which case, the Lessee shall pay to the Lessor the Lessee’s applicable share of such utility(ies) for the Leased Premises as determined by the Lessor based upon such applicable fee or rate schedule. The foregoing notwithstanding, however, sanitary sewer services, storm water services and stand-by water for fire protection services for the entire Building shall not be separately-metered or sub-metered, but rather shall be billed with respect to the entire Building and the Lessee shall, therefore, pay to the Lessor the Lessee’s Proportionate Share of such costs. Finally, Lessor and Lessee hereby acknowledge and agree that certain Utilities to the Leased Premises may be separately-metered or sub-metered by Lessor within a reasonable period of time following the Commencement Date, at which time Lessor will cause all Utilities to be separately-metered or sub-metered. During such period of time, such Utilities may be provided to the entire Building without such separation or sub-meter and, therefore, during such period of time, the Lessee shall pay to Lessor the Lessee’s Proportionate Share of the costs of such Utilities to the entire Building as may be provided for in Paragraph 8. The Lessee shall, upon the request of the Lessor, provide the Lessor with a signed Written Request and Authorization Form authorizing all utility companies that provide direct, separately-metered utility service(s) to the Leased Premises (i.e., utility services which are provided to the Leased Premises and which are billed directly to the Lessee and not through the Lessor as a pass-through expense) to provide to the Lessor any information requested by the Lessor regarding the demand, usage and consumption of such utility(ies) within the Leased Premises. The Lessor may utilize any such utility demand, usage and consumption information for, inter alia, purposes of comparing the utilities used within the Building with utility consumption within other buildings owned and/or managed by the Lessor.

8.Additional Rent; Annual Budget.

(a)It is the agreement and intention of the Lessor and the Lessee that the Minimum Rent to Lessor be "net, net, net" of any and all Property Taxes, assessments and/or owner's association fees, dues, costs or expenses assessed by, or on behalf of, the Park, insurance costs and premiums, Utilities, maintenance fees, costs and expenses, management fees (not to exceed three percent (3%) of Lessee’s annual Minimum Rent) and any and all other fees, costs and expenses attributable to the Leased Premises, the Building, the Real Property, the Parking Area and the Access Area, except for the Excluded Expenses (defined herein) or as otherwise expressly provided for in this Lease. Accordingly, in addition to the Lessee's payment of its Proportionate Share of all Property Taxes as hereinabove set forth in Paragraph 5 of this Lease, and its Proportionate Share of all insurance costs and premiums incurred by the Lessor as hereinabove set forth in Paragraph 6 of this Lease, and all Utilities as hereinabove set forth in Paragraph 7 of this Lease, the Lessee shall also pay for (i) its Proportionate Share of all Grounds Maintenance Costs (hereinafter defined) as hereinafter set forth in this Paragraph 8 of this Lease, and (ii) its Proportionate Share of all maintenance fees, costs and expenses, management fees and any and all such other fees, costs and expenses attributable to the common areas of the Building (if any), the Real Property, the Parking Area and the Access Area, and (iii) all of the maintenance fees, costs and expenses attributable to the upkeep, maintenance and repairs to the Leased Premises (except only for structural repairs only to the roof, foundation and outside walls of the Building, which shall be the Lessor's sole responsibility as provided for hereinafter). Anything contained in this Lease to the contrary notwithstanding, the Lessee's Proportionate Share of the costs and expenses attributable to snow removal shall be grossed up to be that percentage derived by dividing the number of rentable square feet of space of Lessee by the total number of rentable square feet of space in the Building which is then being occupied by all tenants. Any and all sums which may become due and payable by Lessee under the terms of this Lease (other than the Minimum Rent), together with any late fees, penalties or additional interest thereon for non-payment, shall hereinafter collectively be referred to as "Additional Rent." The Lessor shall provide to the Lessee, upon request, an allocation of the Additional Rent showing in reasonable detail the manner in which the Additional Rent was calculated by the Lessor.

(b)The Lessor shall have the right, at any time during the Term, to provide the Lessee with an annual budget (as the same may be amended at any time and from time to time by the Lessor, the "Budget") setting forth the Lessor's projection of (i) the Lessee's Proportionate Share of all Property Taxes, and (ii) the Lessee's Proportionate Share of all insurance costs and premiums, and (iii) the Lessee's Proportionate Share of all Grounds Maintenance Costs, and (iv) the Lessee's Proportionate Share of any and all other fees, costs and expenses included in the Additional Rent which the Lessor anticipates for the current year of the Term. The foregoing notwithstanding, the costs for Utilities for the Leased Premises (other than for sewer services and stand-by water for fire protection services which shall be included in the Budget) shall not be included in the Budget and the Lessee shall pay for all of such Utilities directly to the company providing such Utilities to the Leased Premises at the time that the Lessee is billed therefor. Anything contained in this Lease to the contrary notwithstanding, the Lessor's preparation of the Budget shall be Lessor's good faith estimate thereof only and the Lessor shall have no liability for any errors or omissions therein and the Lessee shall be responsible for the full payment of any and all actual amounts incurred with respect to all of the foregoing items irrespective of the amounts therefor set forth in the Budget. If the Lessor elects to prepare a Budget as hereinabove set forth, then the Lessee shall pay to the Lessor on the first (1st) day of each calendar month during the Term of this Lease one-twelfth (1/12th) of the amount set forth in the Budget. As soon as reasonably practicable after the expiration of each calendar year, the Lessor shall provide the Lessee with an invoice indicating the difference between the amounts actually incurred for all of the foregoing items for such calendar year and the amounts paid thereon by the Lessee. The Lessee shall, within thirty (30) days after the Lessee's receipt of such invoice, pay to the Lessor any amount set forth therein which represents an underpayment of the amount actually incurred therefor during such calendar year or, if the amount paid by the Lessee toward all of the foregoing items exceeds the actual amounts incurred therefor during such calendar year, then the Lessor shall credit to the Lessee's next monthly payment(s) of Minimum Rent such excess amounts unless such credit for such excess amount paid would occur following the Termination Date, in which event the Lessor will promptly refund such overpayment to the Lessee. The foregoing notwithstanding, if at any time during the Term, the Lessor determines that the Budget is inaccurate, the Lessor may amend such Budget by providing written notice thereof to the Lessee, together with an explanation of the reason why the Lessor has determined that the Budget is inaccurate. In addition, the Lessor may at any time during the Term provide the Lessee with an additional invoice for any significant amounts not included in the Budget, whereupon the Lessee shall, within thirty (30) days after the Lessee's receipt of such invoice, pay to the Lessor any amount set forth therein.

(c)Lessor has provided the following initial annual Budget estimate per rentable square foot for the Additional Rent expenses due from Lessee; provided, however, that the Lessee shall be responsible for payment of the actual Additional Rent expenses following Lessor’s reconciliation of the Budget against actual expenses following the end of each calendar year:

Real Estate Taxes - LERTA	$0.05
Municipal Services Fee	$0.03
Insurance Coverage	$0.09
Fire Service	$0.08
Electric Service	$0.09
Water Service	$0.01
Sewer/Stormwater	$0.06
Park Fee	$0.08
Repairs & Maintenance	$0.05
Grounds Maintenance (excluding snow)	$0.04
Management Fee (3% of annual Minimum Rent)	$0.17
Total Estimate (per rentable square foot per yr)	$0.75

(d)Operating expenses for purposes of determining Additional Rent shall not include, or be deemed or construed to include, the following (collectively, the “Excluded Expenses”):

(i)costs incurred in connection with the construction of the Building or the initial development of the Parking Area or Access Area;

(ii)costs for which the Lessor is reimbursed by its insurer, any tenant's insurer, any condemning authority or any tenant other than the Lessee;

(iii)costs of leasehold improvements constructed for Lessee or any other tenant of the Building in preparation for new or continued occupancy of rental space in the Building;

(iv)obligations of any tenant in the Building other than the Lessee;

(v)interest, principal or other payments on mortgages, ground leases or any other underlying lease, or other debt costs, if any;

(vi)depreciation on the Building or any improvements in any area of the Parking Area or Access Area;

(vii)costs which are paid directly by any tenant;

(viii)wages, salaries and other compensation, including payroll taxes, insurance, retirement, fringe benefits and uniform allowances payable to employees of the Lessor above the level of Building manager;

(ix)legal fees (other than those relating to the general operation of the Real Property or the Building), space planning and architectural fees relating to rental space, engineering fees (other than those relating to the general operation of the Real Property or the

Building), real estate commissions, marketing, advertising or any other expenses incurred in connection with the sale, leasing or initial development of the Building or any improvements constructed in any area of the Real Property;

(x)costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor's interest in the Real Property or the improvements located thereon;

(xi)costs of disputes between Lessor and any third-party regarding matters not related to the Building or Real Property;

(xii)any late fees, penalties, interest charges or similar fees incurred by Lessor as a result of not paying any Building operating cost timely unless any such late fees, penalties, interest charges or similar fees are caused by the Lessee's failure to pay the same to the Lessor (if the Lessee is required to pay the same pursuant to the terms of this Lease) as and when due;

(xiii)the cost of any addition to the Building constructed after the date of execution of this Lease;

(xiv)the cost of any repair made pursuant to the provisions of this Lease relating to fire or other casualty or condemnation for which the Lessor receives reimbursement;

(xv)costs incurred due to a violation by Lessor or any tenant of the Building of the terms of any lease or of any laws, rules, regulations or ordinances applicable to the Building;

(xvi)legal expenses arising out of the construction of the Building or Real Property, or relating to the enforcement of any leases (other than the costs relating to the enforcement of this Lease); and

(xvii)any inheritance, estate, succession, transfer, gross receipts, franchise, corporation, net income or profit tax or capital levy imposed upon Lessor.

9.Maintenance of Leased Premises; Parking Area and Access Area.

(a)The Lessee shall be responsible for all repairs to the Leased Premises (excluding only structural repairs only to the roof, footers, foundation and outside walls of the Building, for which the Lessor shall be responsible) and the Lessee shall maintain the same in good condition and repair, normal wear and tear excepted, and shall furnish Lessor prompt written notice of any and all material accidents, fires or other damage occurring on or to the Leased Premises. All refuse of any kind shall be removed from the Leased Premises at reasonable intervals by, and at the sole cost of, the Lessee. Any trash receptacle(s), such as trash cans, and/or dumpsters, shall be located by the Lessee only on such area of the Real Property as shall be designated by the Lessor.

(b)The Lessor shall be responsible for contracting for the exterior landscape maintenance of the Real Property, the Parking Area and the Access Area (including grass cutting, the upkeep, maintenance and replacement of all shrubs, plantings and other landscape materials), and for snow and ice removal from the Access Area and the Parking Area; provided, however, the Lessee shall be required to contact the Lessor, or the Lessor's designated snow removal vendor directly when the Access Area and/or the Parking Area are in need of snow and ice removal and the Lessee shall reimburse to the Lessor, within thirty (30) days after its receipt of an invoice therefor, its Proportionate Share of all Grounds Maintenance Costs as set forth in Paragraph 8 of this Lease. The Lessee shall make and shall be responsible for the costs and expenses associated with making, any and all other repairs to the Leased Premises and the Parking Area. The foregoing notwithstanding, the Lessor may, at its option, elect to provide, or elect to have provided, any maintenance services and repairs with respect to the Leased Premises including the mechanical, electrical, plumbing and HVAC system(s) thereof and equipment located therein and, if the Lessor elects to provide any such services, the Lessor may charge, and the Lessee shall pay, such fees for such services as would otherwise be paid to outside parties on a competitive basis. In addition, the Lessor shall charge an annual management fee with respect to its management of the Building and the Leased Premises, which annual property management fee chargeable by Lessor to Lessee shall be equal to three percent (3%) of the annual Minimum Rent and the Lessee shall be responsible for the payment thereof to the Lessor. For purposes of this Paragraph 9, "Grounds Maintenance Costs" shall be any and all costs and expenses incurred by the Lessor with respect to the grounds maintenance and upkeep of the Real Property including, without limitation, all landscape maintenance such as grass cutting, the upkeep, maintenance and replacement of all shrubs, plantings and other landscape materials, snow and ice removal from all exterior portions of the Building including all sidewalks, stairways, entrances and exits with respect to all areas of the Building and the Real Property including, without limitation, the Parking Area and the Access Area.

10.Quiet Enjoyment. If the Lessee faithfully and diligently performs the terms of this Lease imposed on Lessee, the Lessee shall have exclusive, peaceful possession, use, and quiet enjoyment of the Leased Premises during the Term.

11.Waiver of Subrogation. Lessee hereby waives any and every claim which arises or may arise in its favor and against the Lessor during the Term for any and all loss or damage to any of its property located within, or upon, or constituting a part of, the Leased Premises, which loss or damage is, or is to be, covered, by the terms of this Lease, by valid and collectible fire and extended coverage insurance policies, even if such loss or damage shall be brought about by default or negligence of the Lessor or by its employees, agents, contractors or servants.

12.Damage or Destruction of the Leased Premises. Except as otherwise hereinafter set forth, in the event the Leased Premises are damaged or partially destroyed by fire or other casualty (and provided, however, that such other casualty is not caused by, or attributable to, the Lessee), Lessor, utilizing the insurance proceeds, if any, shall restore the same to substantially the same condition as existed prior to the occurrence of such fire or other casualty. However, in the event the Leased Premises shall be damaged or destroyed by fire or other casualty to such extent as to preclude the repair and replacement thereof within one hundred and twenty (120) days subsequent to the date of such event, either Lessor or Lessee may elect to terminate this Lease and, if the Lease is terminated, the Lessor shall receive payment of any and all insurance proceeds. Lessee shall not be obligated to pay any rentals or other amounts under this Lease applicable to any period when the Leased Premises are untenantable due to any such damage or destruction.

13.Condemnation. In the event that all or twenty-five percent (25%) or more of the Leased Premises is taken by any condemnation or eminent domain proceedings, then either the Lessee or Lessor shall have the right to terminate this Lease by delivering written notice of such election to the other party, and, in such event, all obligations of Lessee and Lessor hereunder with respect to the period of time subsequent to such taking, shall, thereafter, terminate and this Lease shall be null and void and of no further force and effect. If, however, less than twenty-five percent (25%) of the Leased Premises is taken by the exercise of the right of condemnation or eminent domain, this Lease shall continue with respect to the remaining portion of the Leased Premises, and the Minimum Rent herein specified to be paid by Lessee shall be ratably reduced according to the area of the Leased Premises which is so taken. Lessor shall be entitled to assert and receive any damages due from the condemning governmental unit or other corporation or entity exercising any such right of condemnation or eminent domain. The foregoing notwithstanding, the Lessee shall have the right to assert against any such condemning governmental unit or other corporation or entity exercising any such right of condemnation or eminent domain a claim for any damages incurred by the Lessee with respect to costs and expenses incurred by the Lessee in connection with the relocation of its business from the Leased Premises to another location or losses sustained to its business as a result of the condemnation or eminent domain proceeding; provided, however, the

Lessee shall not have the right to assert any claim for losses incurred with respect to the Lessee's loss of its leasehold interest or any other claim which would diminish any claim of the Lessor.

14.No Waste. No waste shall be committed by the Lessee, and at the end of the Term, the Leased Premises shall be delivered in substantially as good condition as on the Commencement Date, ordinary wear and tear and damage by casualty excepted.

15.Hazardous Substances.

(a)The Lessee represents and warrants to the Lessor that the Leased Premises, the Parking Area, the Access Area and the Real Property shall be kept free from contamination by or from any hazardous substances or hazardous waste (as such terms are defined and/or used in applicable state or federal law or in the regulations issued thereunder including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act). The Lessee also agrees that it will not store, utilize or engage in operations at or upon the Leased Premises, the Parking Area, the Access Area and the Real Property or affecting the Leased Premises, the Parking Area, the Access Area and the Real Property which involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of hazardous substances or hazardous waste, medical waste or medical waste products or environmentally deleterious material and the Lessee will at all times comply with and conform to all laws, statutes, ordinances, rules, regulations, notices and orders of all governmental and regulating authorities or any board of fire underwriters, or any insurance organization or company with respect to the treatment of any hazardous substances or waste on or which affect the Leased Premises, the Parking Area, the Access Area and the Real Property. The Lessee shall not cause or permit to exist as a result of an intentional or unintentional action or omission on its part or on the part of any of the Lessee's agents of releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping from, on or about the Leased Premises or the Real Property of any such hazardous substances or waste.

(b)The Lessee shall indemnify, defend and hold harmless, the Lessor, its successors and assigns, any officer, director, shareholder, employee or any agent of Lessor from any and all liability, damages, costs, claims, suits, actions, legal or administrative proceedings, interests, losses, expenses, and attorney's fees and appellate attorneys' fees (including any such fees and expenses incurred in enforcing this indemnity) resulting from or arising out of, or in any way connected with, injury to, or the death of, any person (including any indemnified party) or damage to property of any kind wherever located and by whomever owned (including that of any indemnified party) or otherwise arising out of, or in any way connected with, the presence on, in or under the Leased Premises, the Parking Area, the Access Area and the Real Property of any hazardous substances or hazardous waste; provided, however, that it must be shown that such hazardous substance or hazardous waste were introduced in or under the Leased Premises, the Parking Area, the Access Area and the Real Property during the Term, or any extension or renewal thereof or at any other time by the Lessee, or its employees, contractors, agents, invitees, guests, or its successors, assigns or sublessees, if any. This indemnification is an independent covenant and shall survive the expiration or earlier termination of this Lease. Lessee will not be liable in any way for any environmental contamination occurring prior to the Commencement Date or resulting from acts or omissions that took place prior thereto unless caused by the acts or omissions of the Lessee.

16.Compliance with Laws. Lessee shall comply with all requirements of duly constituted public authorities, and with the terms of any state or federal statute, regulation, and of any local ordinance, applicable to the Lessee or to the Lessee's use of the Leased Premises, the Parking Area and the Access Area, and Lessee shall indemnify, defend and save Lessor harmless from any and all penalties, fines costs or other damages resulting from its failure to do so. The Lessee shall not carry on any unlawful business in or about the Leased Premises, and shall not carry on any business which shall endanger the Leased Premises or any portion thereof from fire or cause a forfeiture of any fire insurance that the Lessor has or may hereafter have on the Leased Premises or any improvements thereof. Anything contained in this Lease to the contrary notwithstanding, the

Lessee shall fully comply with the Pennsylvania “Anti-Idling Law (Act 124 of 2008)” which prohibits diesel-powered vehicles from excessive idling on the Real Property. Accordingly, Lessee shall indemnify, defend and hold the Lessor harmless from and against any fines, penalties, claims or judgments which may be incurred by Lessor arising from any violation of such Anti-Idling Law with respect to the trucks and equipment of the Lessee and its employees, agents, customers, vendors or contractors. In addition, the Lessee shall post any “No Idling” sign(s) in its truck court and/or loading areas of the Real Property, which sign(s) shall be installed and maintained by the Lessee, at Lessee’s cost and expense (such sign(s) shall be of a design and size and installed and maintained in a manner and in a location that is reasonably acceptable to the Lessor in writing).

17.Hold Over. Except as Lessor otherwise may consent in writing, Lessee agrees, without further notice or demand, to promptly surrender possession of the Leased Premises to Lessor at the expiration, or earlier termination, of this Lease. Any holding over by Lessee beyond the Term shall be under and subject to the same terms and provisions as contained herein, except, however, that the Minimum Rent shall, after the end of the Term, be double the Minimum Rent as existed in the immediately preceding month and, in all such events, the term of any such hold over shall be on a month-to-month basis and shall be terminable upon thirty (30) days’ notice to either party by the other.

18.Improvements to Leased Premises; Alterations.

(a)The Lessor shall, prior to the Commencement Date, substantially complete, or cause Mericle Construction, Inc. (the "Contractor") to substantially complete, those improvements to the Leased Premises as are more particularly described on the Plans and Specifications set forth on Exhibit "F" attached hereto and made a part hereof (the "Lessor's Improvements"). Lessor shall commence construction of Lessor’s Improvements immediately following the final execution of this Lease by both parties and shall use commercially reasonable good faith efforts to complete the same within one hundred five (105) days after the final execution of this Lease by both parties. Lessor shall secure all building permits as may be required to construct the Lessor’s Improvements in the Leased Premises and the Lessor shall construct the Lessor's Improvements therein in such a manner so that the Lessor's Improvements shall meet and comply with the following: (a) the current building codes as administered by Pittston Township, Luzerne County, Pennsylvania which are: (1) the International Building Code of 2015 and IEBC of 2015; (2) the NEC of 2014; (3) ICC/ANSI A117.1-2009; (4) the International Plumbing Code of 2015; (5) the International Mechanical Code of 2015; (6) NFPA 13 of 2013; and International Energy Conservation Code 2015; and (b) the Pennsylvania Universal Accessibility Act. The Lessor, or the Contractor, shall construct the Lessor's Improvements in a good and workmanlike manner free and clear of all liens and encumbrances for labor and materials. The Lessor’s Improvements shall include the installation of lighting in the warehouse area of the Leased Premises based upon the preliminary racking plan provided to the Lessor on April 8, 2020, a copy of which plan is attached hereto as Exhibit “I” (the “Lessee’s Racking Plan”).

(b)The Lessee shall substantially complete, or cause the substantial completion of, those improvements to the Leased Premises as are more particularly described on the Plans and Specifications set forth on Exhibit "G" attached hereto and made a part hereof (the "Lessee's Improvements"). The Lessee may commence construction of the Lessee's Improvements only after obtaining the Lessor's prior written consent to the Lessee's Improvements and only after providing reasonable prior notice to the Lessor and after coordinating with the Lessor so as not to interfere with the Lessor's construction of the Lessor's Improvements. The Lessee shall construct, or cause to be constructed, the Lessee's Improvements in a good and workmanlike manner. The Lessee may not make any changes, alterations or substitutions to the Lessee's Improvements once they have been approved by the Lessor without first obtaining the Lessor's prior written consent to any such changes, alterations or substitutions.

(c)The Lessee may not make any structural alterations or any material improvements (other than the Lessee's Improvements as hereinabove defined) to the Leased Premises without Lessor's prior written consent, which consent shall be in the sole and absolute discretion of the Lessor. In addition, the Lessee may not make any other alterations, changes or improvements to the Leased Premises which affect, in any way, the mechanical, electrical or plumbing systems of the Building without first obtaining the Lessor's prior written consent, which consent shall be in the sole and absolute discretion of the Lessor. All such alterations and improvements made with the Lessor's prior written consent as hereinabove set forth shall, at Lessor’s option, (i) either be left in the Leased Premises and become the property of the Lessor upon the termination of this Lease unless otherwise provided in Lessor's consent therefor, or (ii) be removed from the Leased Premises by Lessee and the Lessee shall, in such event, restore the Leased Premises to the condition as existed immediately prior to Lessee’s installation of such alterations or improvements; provided, however, that, notwithstanding the foregoing, so long as the Lessee is not in default under this Lease, the Lessor shall not have title to, and Lessee shall have the right (and, at Lessor’s option, the obligation) to remove, its trade fixtures, moveable office equipment and furniture; provided however, in connection with such removal, the Lessee shall restore the Leased Premises to the condition as existed immediately prior to Lessee’s installation of such items within the Leased Premises. If the Lessee or the Lessee's lender(s) require a Landlord's Lien Waiver at any time during the Term of this Lease with respect to the Lessee's trade fixtures, or moveable office equipment and furniture, the Lessor will provide its standard Landlord's Lien Waiver to the Lessee without cost or charge to the Lessee; provided, however, if the Lessee or its lender(s) request a different form of Landlord's Lien Waiver (other than the Lessor's standard form thereof) or if they request changes be made to the Lessor's standard form of Landlord's Lien Waiver, then the Lessor may charge to the Lessee, and the Lessee shall pay to the Lessor, a reasonable administrative fee to cover the costs and expenses associated with Lessor's review of, negotiations to, or revisions of, such Landlord's Lien Waiver prior to the Lessor's execution and delivery to the Lessee of any such Landlord's Lien Waiver.

(d)Anything contained herein to the contrary notwithstanding, the Lessee shall, at its own cost and expense, immediately upon the expiration or earlier termination of this Lease, restore the Leased Premises to the condition as existed as of the Commencement Date, ordinary wear and tear excepted, and, in the event that the Lessee does not do so in a good and workmanlike manner, the Lessor may do so and, in such event, the Lessee shall be responsible for all costs and expenses associated therewith and the Lessor may, in addition to all other rights and remedies available to it in law or at equity, apply the Deposit toward the same. The foregoing notwithstanding, the Lessor's Improvements or those portions of the Lessee's Improvements which were constructed in the Leased Premises with the prior written approval of the Lessor shall, at Lessor’s option determined upon the expiration or earlier termination of this Lease, immediately and automatically become the property of the Lessor upon the expiration or earlier termination of this Lease without the necessity of any further notice or action on the part of the Lessor or the Lessee and without any reimbursement or compensation therefor by the Lessor to the Lessee. Any Lessee's Improvements or other alterations made to the Leased Premises which Lessor does not wish to keep shall be removed by the Lessee upon the expiration or earlier termination of this Lease and the Leased Premises shall be restored by the Lessee to the same condition as existed immediately prior to the construction of such Lessee’s Improvements or other alterations, all at the Lessee's sole cost and expense. In addition, in order to prevent excessive marking on the warehouse floors, the Lessee shall use only "non-marking" tires on all forklifts and all other material handling equipment within all warehouse areas of the Building.

(e)Whenever a period of time is prescribed in this Lease for action to be taken by the Lessor regarding the construction of the Lessor's Improvements, the Lessor shall not be liable or responsible for, and there shall be excluded from the computation any such period of time, any delays due to force majeure, which term shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental approvals, laws, regulations, governmental shut downs or restrictions, delays caused by, or attributable to, the Lessee, or any other cause of any kind whatsoever which is beyond the reasonable control of the Lessor (collectively, “Force Majeure”).

(f)If any mechanics' liens are placed upon the Leased Premises or the Real Property as a result of Lessee's act or omission, Lessee will, upon being notified of same, promptly remove them either by payment or by bonding at Lessor's option.

19.Signs. The Lessee hereby agrees that it will not place or suffer to be placed or maintained on any exterior door, exterior wall or window of the Leased Premises or the Building or elsewhere on the Real Property any sign, awning or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or exterior door of the Leased Premises which is not in conformity with the rules and regulations of the Leased Premises as set forth by Lessor from time to time and further, and without first obtaining Lessor's prior written approval and consent. Lessee further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved by Lessor in good condition and repair at all times and upon the expiration of this Lease, the Lessee shall, at the direction of the Lessor and at the Lessee's cost and expense, remove any such identification signage (leaving any pylon, monument, base, frame or other mechanism to which the Lessee's identification sign was attached and all lighting and electrical appurtenances thereto) and the Lessee shall restore the Building, pylon, monument, base, frame or other mechanism to which the Lessee's identification sign was attached to the condition as existed immediately prior to the Lessee's attachment of its signage thereto. Lessee acknowledges that Lessor, at its option, may regulate the lettering size, style and color of all signs (including, without limitation, any identification sign of the Lessee to be located in any monument sign located at the front of the Building, if any) so that all signs within the Leased Premises and the Building and on the Real Property, and on those other buildings in the Park which are owned by Lessor or any of its affiliates, are of a coordinated and complementary size, color, style of lettering and material.

20.Liability. The Lessor shall not be liable for any injury to any person while on the Leased Premises or the Real Property or for damage to property while located on the Leased Premises or the Real Property, whether owned by Lessor, Lessee or third parties, whether caused by or resulting from any act, or omission, of Lessor or any of its respective agents, servants or employees, or by fire, or by any other casualty or condition existing on or resulting to the Leased Premises or the Real Property during the Term, and Lessee shall maintain all of the insurance policies and coverages referred to in this Lease to insure Lessor against any loss or liability on account of any such claim. Lessor shall not be liable for any damage to any property at any time located within or about the Leased Premises or the Real Property including, but not limited to, property of Lessee, by whatsoever cause, nor shall Lessor be liable in any claim for damages by reason of inconvenience or interruption to the business of Lessee, irrespective of the cause therefor. The Lessee shall indemnify, defend and hold harmless the Lessor, its successors and assigns, any affiliate, officer, director, shareholder, employee or any agent of Lessor from and against any and all liability, damages, costs, claims, suits, actions, legal or administrative proceedings, interests, losses, expenses and attorney's fees (including any such fees and expenses incurred in enforcing this indemnity) resulting from, or arising out of, or in any way connected with, injury to, or the death of, any person (including any indemnified party and Lessee's own employees) or damages to property of any kind wherever located and by whomever owned (including that of any indemnified party) or otherwise arising out of, or in any way connected with, the Building, the Leased Premises, the Access Area, the Parking Area or the Real Property to the extent attributable to the conduct by the Lessee of the Lessee's business therein or therefrom. With regard to claims made against the Lessor by an employee of the Lessee, anyone directly or indirectly employed by the Lessee, or anyone for whose acts the Lessee may be liable, the Lessee's indemnification obligation hereunder shall not be limited by the provisions of any workers' compensation acts, disability benefit acts or other employee benefit acts and the Lessee hereby waives any and all defenses and/or immunities afforded it under said acts.

21.Assignment and Sublease. The Lessee may not, at any time, sublease the Leased Premises nor any portion thereof nor assign this Lease without the prior written consent of the Lessor, such consent not to be unreasonably withheld; provided, however, that in the event of any such subletting or assignment with the Lessor's prior written consent as hereinabove set forth, the Lessee (and the Guarantor, if there is a Guaranty pursuant to the terms of this Lease) shall continue to remain liable to Lessor for all sums due hereunder and for the performance of all covenants and duties of Lessee. In addition, in order for the Lessee to request the Lessor's approval to any subletting of the Leased Premises or any such assignment of this Lease, the Lessee must prove, inter alia, to the satisfaction of the Lessor and Lessor's insurance carrier, that the proposed assignee or sublessee poses no greater credit risk to the Lessor than does the Lessee (in the Lessor's reasonable judgment) and that the business of such subtenant or assignee poses no greater fire, casualty risk, or potential for environmental contamination to the Leased Premises than did the business of the Lessee. Anything contained in this Lease to the contrary notwithstanding, any approval or consent of the Lessor with respect to any such requested subletting of the Leased Premises or assignment of this Lease by the Lessee shall not be deemed to be the approval or the consent of the Lessor with respect to any such other or future subletting or assignment request of the Lessee with respect to the Leased Premises (or any portion thereof) or this Lease. In the event that the Lessor grants its consent to any sublease or assignment request by the Lessee under this Paragraph 21, the Lessee shall be responsible, at its sole cost and expense, for obtaining all governmental approvals of such sublease or assignment and for providing to the satisfaction of Lessor, satisfactory proof thereof prior to the execution of any such sublease or assignment.

22.Inspection of Leased Premises. It is further agreed and understood that the Lessor may enter the Leased Premises at any time during the Term, upon reasonable advance notice to Lessee, in the presence of the Lessee and during Lessee's business hours for the purposes of (a) ascertaining whether the Leased Premises are kept in good order and repair; except, however, in an emergency situation, in which event, the Lessor shall have the right to enter in and upon the Leased Premises absolutely and without notice, and (b) showing the Leased Premises and/or the Building for the Lessor's marketing purposes to other prospective tenants, purchasers, lenders or other parties with whom the Lessor conducts, or is interested in conducting, business.

23.Default; Cumulative Remedies.

(a)If the Lessee (i) does not pay in full any installment of Rent, and/or other charge or payment herein agreed to be paid by Lessee, within the period of ten (10) days after notice thereof from the Lessor to the Lessee, or (ii) violates or fails to perform or otherwise breaches any covenant or agreement herein contained, which violation, failure or breach remains uncured for a period of thirty (30) days after written notice has been given by Lessor to Lessee, or (iii) makes an assignment for the benefit of creditors, or if a petition is filed by (and granted) or filed against Lessee for the appointment of a receiver, resulting in an order or decree which continues unstayed and in effect for a period in excess of sixty (60) days, or a bill in equity or other proceeding for the appointment of a receiver of Lessee is filed and granted, resulting in an order or decree which continues unstayed and in effect for a period in excess of sixty (60) days or if proceedings for reorganization or composition of creditors under any state or federal law is instituted by or against Lessee, resulting in an order or decree which continues unstayed and in effect for a period in excess of sixty (60) days, THEN, and in any of said events, there shall be deemed to be by virtue thereof, a breach of this Lease and Lessor may:

i.declare all or any part of the Rent for the entire unexpired balance of the Term of this Lease to be immediately due and payable and the Lessee shall be obligated to pay the same and, with respect to any installment of Rent which is not received by the Lessor on the date set forth for payment, and the Lessee shall be obligated to pay to the Lessor, the Late Fee, the Late Interest and the Late Costs, all of which shall be due under this Lease as, and shall become, Additional Rent; and/or

ii.declare that the Term of this Lease shall immediately terminate and end without any right on the part of the Lessee to save the forfeiture by payment of any sum then due or by other performance of any condition, term or covenant; and/or

iii.collect from Lessee any and all costs and expenses incurred by Lessor or as a result of the Lessee's breach including, without limitation, reasonable attorneys' fees which Lessor was required to incur in enforcing the terms of this Lease and utilize the Deposit to pay the same; and/or

iv.assert and pursue any and all such other rights and remedies available to Lessor under this Lease or in law or at equity.

(b)All of the remedies hereinbefore given to Lessor and Lessee and all rights and remedies given to them by law or equity shall be cumulative and concurrent. The exercise by either Lessor or Lessee of any particular right shall not be a waiver by either party of any other right herein granted to Lessor and/or Lessee. If Lessor, at any time or times, shall accept the Rent or the payment of other charges due from Lessee hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasion or constitute or be construed as a waiver of any of Lessor's rights.

(c)Should any party hereto employ an attorney for the purpose of enforcing, construing, or declaring rights under this Lease, or any amendment thereto, or any judgment based on this Lease, in any legal proceeding whatsoever, including bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party reimbursement for all reasonable attorneys' fees and all court costs and expenses, and such reimbursement shall be included in any settlement, judgment or final order issued with respect to that proceeding. The "prevailing party" means the party which has most nearly prevailed with respect to its position.

24.Representations and Warranties.

(a)Lessee's Representations and Warranties. The Lessee hereby represents and warrants to the Lessor as follows:

(i)the Lessee is a corporation legally organized and validly existing in the State of Texas and is qualified to do business under the laws of the Commonwealth of Pennsylvania;

(ii)the Lessee has the full legal authority and power to enter into, and to perform its obligations under, this Lease;

(iii)all requisite corporate action has been taken by the Lessee to legally authorize the execution and delivery of this Lease and the performance of its obligations hereunder; and

(iv)this Lease is, and shall be, legally binding upon, and enforceable against, the Lessee in accordance with its terms.

(b)Lessor's Representations and Warranties. The Lessor hereby represents and warrants to the Lessee as follows:

(i)the Lessor is a limited liability company legally organized and validly existing in the Commonwealth of Pennsylvania;

(ii)the Lessor has the full legal authority and power to enter into, and to perform its obligations under, this Lease;

(iii)the Lessor owns fee simple title to the Real Property, subject to any liens, claims, encumbrances or restrictions of records;

(iv)all requisite legal action has been taken by the Lessor to legally authorize the execution and delivery of this Lease and the performance of its obligations hereunder; and

(v)this Lease is, and shall be, legally binding upon, and enforceable against, the Lessor in accordance with its terms.

25.Binding Upon Successors and Assigns. All rights and liabilities herein given to or imposed upon the respective parties hereto shall extend to, and be binding upon, their respective heirs, personal representatives, successors and permitted assigns.

26.Mortgages. Subject to the provisions of Paragraph 10 hereof, this Lease shall automatically be subject and subordinate to all mortgages which now or hereafter affect this Lease or the Leased Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof provided, however, that the mortgagee named in such mortgage or deed of trust shall agree that Lessee’s peaceable possession of the Leased Premises will not be disturbed on account thereof as long as Lessee is not in default of any of the terms and covenants of this Lease. In confirmation of such subordination, non-disturbance and attornment, the Lessee shall execute promptly any reasonable certificate that Lessor, or its mortgagee(s), may request pursuant thereto..

27.Severable. The terms, covenants and provisions of this Lease are severable and divisible and, if any of the said terms, covenants and provisions shall be invalidated by law or for other reason, the force and effect of the other terms, covenants and provisions shall be deemed to be unaffected and be legally enforceable as though the provisions invalidated had not been herein set forth.

28.Notices. Any notice required to be given hereunder shall be given to parties hereto as follows or at such other addresses as the parties hereto, or either of them, may from time to time designate by notification to the other in writing by certified mail, postage prepaid or by recognized overnight carrier with proof of delivery thereof and such notice shall be effective upon receipt or upon the addressee's refusal to accept such notice:

If to Lessor:             [REDACTED]

With a copy to:             [REDACTED]

If to Lessee:            Sharps Compliance, Inc. of Texas
9220 Kirby Drive
Suite 500
Houston, Texas 77054
Attention: David P. Tusa, President & CEO

29.No Recording. This Lease shall not be recorded with the Recorder of Deeds or in any other public office for the recording of documents. Both Lessor and Lessee agree that this Lease is binding upon each of them and is enforceable with respect to all of the Leased Premises without such recording.

30.No Broker. This Lease was brought about by direct negotiations between Lessor and Lessee, and neither party has any responsibility to compensate any broker in connection with the execution of this Lease. Each party hereby agrees to indemnify, defend and hold the other harmless from and against any liability, obligation, cost, fee or expenses arising as a result of any claim by or through the indemnitor and Lessor specifically agrees to indemnify the Lessee from and against any claim by Jones Lang LaSalle for a broker’s commission relative to this Lease.

31.Estoppel Certificates. The Lessee agrees at any time, within ten (10) days of Lessor's written request, to execute, acknowledge and deliver to Lessor a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications), and the dates to which the Minimum Rent, Additional Rent and other charges have been paid in advance, if any, it being intended that any such statement pursuant to this Paragraph 31 may be relied upon by any prospective purchaser or mortgagee of the Building or Real Property.

32.Guaranty. The Lessee shall, on or before the date of this Lease, deliver to the Lessor a fully-executed Guaranty and Suretyship Agreement in the form attached as Exhibit "H" hereto and made a part hereof (the "Guaranty") from Sharps Compliance Corp. (the "Guarantor"). Pursuant to the Guaranty, the Guarantor shall unconditionally and irrevocably guaranty all of the payment and performance obligations of the Lessee under this Lease.

33.Financial Information. The Lessee shall deliver to the Lessor, prior to the date of this Lease and thereafter from time to time during the Term, and upon the request of the Lessor, the most recent financial statements which shall be prepared in accordance with generally accepted accounting principles consistently applied (the "Financial Information"). The provisions of this Paragraph 33 shall not be applicable to the Lessee so long as the Lessee is a publicly-traded company or is an affiliate or subsidiary of a publicly-traded company reporting its financial affairs, on a consolidated basis, with such affiliate or subsidiary and so long as information concerning such financial affairs is generally available to the public for review.

34.Limited Liability of Lessor. Notwithstanding any provision to the contrary contained herein, Lessee shall look solely to the estate of Lessor in and to the Real Property and the Building only (collectively, the "Specified Assets") in the event of any claim against Lessor arising out of or in connection with this Lease, the relationship of Lessor and Lessee or Lessee's use of the Leased Premises (collectively, "Lessee's Claims"), and Lessee agrees that the liability of Lessor arising out of or in connection therewith shall be limited to the Specified Assets. No properties or assets of Lessor, other than the Specified Assets, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Lessee arising out of or in connection with the Lessee's Claims. Anything contained in this Lease to the contrary notwithstanding, the Lessor may, at its option, and without providing notice to, or obtaining the consent of, the Lessee, sell, transfer or convey the Real Property or the Building thereon and, in accordance therewith, the Lessor may, at its option, and without providing notice to, or obtaining the consent of, the Lessee, assign this Lease to any purchaser or transferee of the Real Property, the Building or any portion thereof and upon such assignment, the Lessor's assignee shall automatically become the Lessor under this Lease, and the Lessor herein stated shall, from and after the effective date of such assignment, be relieved of all further liability under this Lease.

35.Not Construed Against Drafter. Any presumption of law which provides that an agreement shall be construed against the drafter is hereby waived by the parties to this Agreement, each party being represented by legal counsel.

36.Venue. In the event of a dispute between the parties with respect to this Lease or the parties' rights, responsibilities or obligations hereunder, both parties hereby irrevocably agree to submit to the jurisdiction of, and any litigation arising therefrom shall be submitted to, the Court of Common Pleas of Luzerne County, Pennsylvania.

37.Announcements. The Lessor shall have the right, from time to time, following the execution of this Lease, to release a public announcement to any media venue regarding the Lessee’s lease of the Leased Premises from the Lessor. The Lessor shall provide to the Lessee a copy of said announcement at the time of the Lessor’s release thereof in order for the Lessee to join in said announcement if it so desires.

38.Extension Option.

(a)The Lessor grants to the Lessee one (1) option (the "Extension Option") to extend the Term of this Lease for one (1) period of five (5) years (the "Extension Period"), provided the Lessee exercises such Extension Option as set forth below, and provided further that there has been no unpermitted assignment of this Lease or unpermitted sublease of the Leased Premises or any portion thereof by the Lessee and provided that there exists either on the date the Lessee notifies the Lessor of its intent to exercise the Extension Option or at any time thereafter up to and including the date upon which the Extension Period is to commence, no uncured default under this Lease or event, which, with the giving of notice or the passage of time, or both, would constitute a default under this Lease. The Extension Option shall be personal to the Lessee and the same shall not be applicable to any unpermitted successor or assignee of the Lessee and the Lessee's unpermitted successors or assigns may not exercise the Extension Option as set forth in this Lease and as permitted under the terms of this Lease. The Lessee may exercise such Extension Option only by serving on the Lessor written notice of its intent to exercise the Extension Option (the "Lessee's Exercise Notice") no later than that date which is six (6) months prior to the Termination Date. In the event the Lessee does not timely and properly exercise its Extension Option to extend the Term of this Lease for the Extension Period, or if the Lessor has not received the Lessee's Exercise Notice by no later than that date which is six (6) months prior to the Termination Date, then this Paragraph 38 shall become null and void and of no further force and effect and the Lessee shall have no such Extension Option.

(b)Once the Lessee exercises an Extension Option, such exercise thereof may not be revoked. Anything contained in this Lease to the contrary notwithstanding, the Lessee's exercise of an Extension Option shall be applicable only to the entire Leased Premises and the Lessee shall not have the right to exercise an Extension Option for only a portion of the Leased Premises. The Minimum Rent for the Extension Period shall continue to be what the Minimum Rent was as of the Termination Date but escalated annually on each subsequent Adjustment Date (which is the anniversary date of the Commencement Date) pursuant to the provisions set forth in Paragraph 3(b) above (i.e., the annual Minimum Rent shall be increased by two percent (2%) on the next anniversary of the Commencement Date and thereafter on each subsequent anniversary thereof) as shown in the following Minimum Rent table relative to the Extension Period.

Months of Extension of the Term	Annual Minimum Rent Per Sq Ft	Monthly Minimum Rent	Aggregate Annual Minimum Rent
63 through 72	$6.32	$27,485.15	N/A
73 through 84	$6.45	$28,050.51	$336,606.15
85 through 96	$6.58	$28,615.87	$343,390.46
97 through 108	$6.71	$29,188.19	$350,258.27
109 through 120	$6.84	$29,746.59	$356,959.08
121 through 122	$6.98	$30,341.52	N/A

(c)All Additional Rent under this Lease shall continue uninterrupted from the Commencement Date through the expiration of the Term and, if applicable, the Extension Period. The Lessor shall deliver the Leased Premises and the Lessee shall accept the Leased Premises for the Extension Period in its then "as is" and “where is” condition. All other terms and conditions of this Lease shall remain in full force and effect during the Extension Period; provided, however, during the Extension Period, the Lessee shall have no additional option to extend the Term of this Lease.

[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Lease to be duly executed as of the day and year first above written.

WITNESS:	LESSOR:

[REDACTED]
a Pennsylvania limited liability company

BY:
[REDACTED], Chief Operating Officer	[REDACTED], President

WITNESS/ATTEST:	LESSEE:

SHARPS COMPLIANCE, INC. OF TEXAS,
a Texas corporation qualified to do business in the
Commonwealth of Pennsylvania

BY:
Title:	Name:	Diana Diaz
	Its:	VP & CFO

(CORP SEAL)